Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc.) of our report dated March 28, 2022, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc.) for the year ended December 31, 2021.

/s/ BPM LLP

Walnut Creek, California

September 2, 2022